EXHIBIT 5.1

              Leonard, Street and Deinard, Professional Association
                             150 South Fifth Street
                                   Suite 2300
                          Minneapolis, Minnesota 55402



October 1, 1999                                                    Mark S. Weitz
                                                                  (612) 335-1517
                                                             MSW1517@leonard.com


Lund International Holdings, Inc.
911 Lund Boulevard
Anoka, Minnesota  55303

RE:         REGISTRATION STATEMENT ON FORM S-8
            1998 STOCK OPTION INCENTIVE PLAN

Gentlemen and Mesdames:


In connection with the proposed issuance of an aggregate of 1,000,000 shares of common stock, $.10 par value per share (the "Shares"), of Lund International Holdings, Inc. (the "Company") to be issued pursuant to the Company's 1999 and 1998 Stock Option Incentive Plans (the "Plans") to be registered under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion the Shares have been duly authorized by the Company and when duly executed and authenticated, paid for and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

LEONARD, STREET AND DEINARD

/s/ Mark S. Weitz

Mark S. Weitz

                                     5.1-1